Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form F-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated February 18, 2020 (except for Note 19, as to which the date is May 22, 2020), with respect to the consolidated financial statements of Burning Rock Biotech Limited included in Amendment No.1 to the Registration Statement (Form F-1 No.333-251053) and related Prospectus of Burning Rock Biotech Limited.

/s/ Ernst & Young Hua Ming LLP

Guangzhou, the People’s Republic of China

November 27, 2020